As filed with the Securities and Exchange Commission on February 12, 1998.
                                          Registration No. 333-__________



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549




                                 FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Gulf Island Fabrication, Inc.
           (Exact name of registrant as specified in its charter)

    Louisiana               583 Thompson Road                  72-1147390
(State or other            Houma, Louisiana  70363          (I.R.S. Employer
 jurisdiction                 (504) 872-2100              Identification No.)
of incorporation       (Address, including zip code,
 or organization)      and telephone number, including
                         area code, of Registrant's
                        principal executive offices)


                           Long-Term Incentive Plan
                            (Full title of plan)

                               Kerry J. Chauvin
                     President and Chief Executive Officer
                         Gulf Island Fabrication, Inc.
                              583 Thompson Road
                            Houma, Louisiana  70363
                               (504) 872-2100
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                              Margaret F. Murphy
                            Jones, Walker, Waechter,
                       Poitevent, Carrere & Denegre, L.L.P.
                            201 St. Charles Avenue
                          New Orleans, LA  70170-5100
                                (504) 582-8242

                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                                 Proposed         Proposed
                                                  maximum          maximum         Amount of
Title of each class of          Amount to be   offering price     aggregate       registration
securities to be registered     registered(1)    per share     offering price        fee
------------------------------------------------------------------------------------------------
Common Stock,
 no par value per share(3)     213,000 shares   $   7.500(2)     $ 1,597,500(2)   $    472

                               180,000 shares      16.875(2)     $ 3,037,500(2)   $    897

                                88,000 shares      18.000(2)     $ 1,584,000(2)   $    468

                               519,000 shares      22.500(3)     $11,677,500      $  3,445
                              ---------------                     -------------   ---------
         Total               1,000,000 shares                    $17,896,500      $  5,282
================================================================================================

(1)Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration  Statement  involving  Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance  with  Rule  416(a) under the Securities Act of 1933.
(2)Computed in accordance with Rule 457(h) under the Securities Act of 1933, calculated based upon the price at which currently outstanding options granted under the Plan are exercisable.
(3)Estimated  solely  for  the  purpose  of calculating the registration fee pursuant to Rule
   457(h) under the Securities Act of 1933, based on the average  of  the high and low prices of a share of Common Stock reported on the Nasdaq Stock Market on February 6, 1998.


                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 3.   Incorporation of Documents by Reference.

               The following documents, which have been filed by Gulf Island Fabrication, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

               (a) The Company's prospectus dated November 19, 1997 filed pursuant to Rule 424(b) under the Securities Act of 1933;

               (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, each filed pursuant to Section 13 of the 1934 Act.

               (c) The Company's Current Reports on Form 8-K dated August 25, 1997 and January 1, 1998, as amended by Form 8-K/A-1 filed February 11, 1998.

               (d) The description of the Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated March 27, 1997.

               All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

          Item 4.   Description of Securities.

               Not applicable.

          Item 5.   Interests of Named Experts and Counsel.

               Not applicable.

          Item 6.   Indemnification of Directors and Officers.

               In accordance with Louisiana law, the Company's Articles (described further below) contain provisions eliminating the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which a director or officer receives an improper personal benefit. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

               The Company believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. In addition, such provisions will allow directors and officers to perform their duties in good faith without undue concern about personal liability if a court finds their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to a Company shareholder will be limited, and it is possible, although unlikely, that directors or officers protected by these provisions may not demonstrate the same level of diligence or care that they would otherwise demonstrate.

               The Company's By-laws require the Company to indemnify its officers and directors against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors, subject to certain conditions and limitations.

               Each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any such insurance, provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

          Item 7.   Exemption From Registration Claimed.

               Not applicable.

          Item 8.   Exhibits.

               5    Opinion   of   Jones,  Walker,   Waechter,   Poitevent,
                    Carrere & Denegre, L.L.P.

               23.1 Consent of Price Waterhouse LLP.

               23.2 Consent of Legier & Materne, apac.

               23.3 Consent   of  Jones,   Walker,   Waechter,   Poitevent,
                    Carrere & Denegre, L.L.P. (included in Exhibit 5).
          __________

          Item 9.   Undertakings.

               (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                      SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on February 4, 1998.

                                      GULF ISLAND FABRICATION, INC.


                                      By: /S/ Kerry J. Chauvin
                                         ---------------------------------
                                              Kerry J. Chauvin
                                      President and Chief Executive Officer


                              POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Alden J. Laborde and Kerry J. Chauvin, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



      Signature                   Capacity                        Date
      ---------                   --------                        ----

/s/ Alden J. Laborde        Chairman of the Board            February 4, 1998
---------------------
 Alden J. Laborde

/s/ Kerry J. Chauvin    President, Chief Executive Officer   February 4, 1998
---------------------           and Director
 Kerry J. Chauvin        (Principal Executive Officer)

/s/ Joseph P. Gallagher, III  Vice President - Finance,      February 4, 1998
-----------------------      Chief Financial Officer,
Joseph P. Gallagher, III     Secretary and Treasurer
                     (Principal Financial and Accounting Officer)

/s/ Stephen G. Benton, Jr.          Director                 February 4, 1998
------------------------
   Stephen G. Benton, Jr.

/s/ Gregory J. Cotter               Director                 February 4, 1998
------------------------
    Gregory J. Cotter

/s/ Thomas E. Fairley               Director                 February 4, 1998
------------------------
    Thomas E. Fairley

/s/ Hugh J. Kelly                   Director                 February 4, 1998
------------------------
    Hugh J. Kelly

/s/ John P. Laborde                 Director                 February 4, 1998
------------------------
   John P. Laborde

/s/ Huey J. Wilson                  Director                 February 4, 1998
------------------------
    Huey J. Wilson